UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 18, 2004

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas		77036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   713-988-9252

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.02  Results of Operations and Financial Condition.

On November 18, 2004 the Company distributed a press release that contained the following information:

HOUSTON (November 18, 2004) – KMG Chemicals, Inc. (NASDAQ Small Cap: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced its unaudited financial results for the first fiscal 2005 quarter ended October 31, 2004.

For the first fiscal 2005 quarter, net income was $0.67 million or $0.09 per diluted share, up from $0.32 million or $0.04 per diluted share reported for the same quarter in fiscal 2004. Fiscal first quarter net sales were $13.59 million, up from $8.37 million during the year earlier period.

At the end of the first fiscal quarter for 2005, KMG had total assets of $44.17 million and long-term debt of $10.84 million.  The company had $2.57 million of cash and cash equivalents at the end of the quarter, with no outstanding borrowings on its $3.5 million revolving credit facility.  Due to the seasonality of the company’s sales, earnings are typically skewed toward the second half of the fiscal year.

David Hatcher, chairman and president of KMG Chemicals, said, “Our first quarter’s growth was driven by the three successful acquisitions completed last fiscal year, as well as strong demand by the railroads for treated wooden crossties.  Additionally, we introduced a new product in the first quarter named Beetle Shield to help poultry growers with their insect infestation problems.  The product is filling an important niche in that market, with very encouraging initial results and a promising future.”

“I have previously stated that we anticipate fiscal 2005 will be a very successful year with regards to sales and earnings growth, despite the continued pressure we are facing from high raw material prices,” continued Hatcher.  “KMG’s first-quarter results are a strong first step in proving that to be true, and represent our third consecutive quarter of comparable period earnings growth.  We continue working to increase shareholder value, pursuing acquisitions that are accretive to earnings and cash flow, and striving to maximize the profitability of our existing business.”

KMG Chemicals, Inc.

Selected Financial Data
(UNAUDITED, and in thousands, except share data)

	Three Months Ended October 31,
	2004	2003

Net sales	$13,595	$8,372
Gross profit	4,235	2,546
Pre-tax income	1,084	515
Net income	672	319
Earnings per diluted share	0.09	0.04

Cash and cash equivalents	2,572	4,214
Total assets	44,172	31,097
Long-term debt	10,839	4,124
Shareholders’ equity	$24,974	$23,068

Weighted average diluted shares outstanding	7,614	7,534

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets.  The company grows by acquiring and managing stable chemical product lines and businesses with established production processes.  Its wholly owned subsidiary, KMG Bernuth, Inc. is a global provider of products to the lumber treating and agricultural industries.  For more information, visit the company’s web site at www.kmgchemicals.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: November 19, 2004
John V. Sobchak, Chief Financial Officer